FINANCIAL HIGHLIGHTS
--------------------------------------------------------------------------------

                                                                           3RD QUARTER             NINE MONTHS
                     (UNAUDITED; IN THOUSANDS                        ------------------------  --------------------
                      EXCEPT PER SHARE DATA)                             1996         1995       1996       1995
                                                                     ------------  ----------  ---------  ---------
FOR THE PERIOD:
    Net income.....................................................  $      1,185  $    2,023  $   4,979  $  10,085
    Return on average equity.......................................           6.7%       11.5%       9.4%      19.6%
    Return on average assets.......................................          0.57        1.01       0.81       1.66
PER SHARE:
    Net income--fully diluted......................................  $       0.27  $     0.46  $    1.14  $    2.28
    Dividends......................................................          0.31        0.29       0.93       0.87
    Book value.....................................................         19.61       17.85
AT SEPTEMBER 30:
    Total assets...................................................  $  1,095,360  $  805,809
    Loans..........................................................       522,408     304,093
    Deposits.......................................................       886,181     697,060
    Stockholders' equity...........................................       101,182      78,387

--------------------------------------------------------------------------------

LETTER TO SHAREHOLDERS
--------------------------------------------------------------------------------

Dear Shareholder:

    Pinnacle reported net income of $1,185,000, or $0.27 per fully diluted share, for the third quarter of 1996, compared with $2,023,000, or $0.46 per share earned in the third quarter of 1995, a per share decrease of 41%. The decrease in earnings was primarily the result of a provision of approximately $750,000, on a pre-tax basis, recognized in the third quarter for the estimated amount of the special assessment by the FDIC to recapitalize the Savings Association Insurance Fund (SAIF) pursuant to legislation which was signed on September 30. Pinnacle has SAIF insured deposits at its thrift subsidiary and from the purchase of failed thrift deposits from the Resolution Trust Corporation in 1992. The provision reduced after tax earnings by $0.12 per share. A corresponding reduction in FDIC insurance premiums effective January 1 will reduce operating expense approximately $135,000 on an annual basis.

    For the first nine months of 1996, net income totalled $4,979,000, or $1.14 per share, compared with $10,085,000, or $2.28 per share, earned in the first nine months of 1995, a per share decrease of 50%. The primary factor relating to the year-to-date earnings decline was the fact that $4,448,000 of net securities gains were booked in the first nine months of 1995 compared to $132,000 in the first nine months of 1996. The return on average equity for the first nine months of 1996 was 9.4% and the return on average assets was 0.81%.

    Total assets amounted to $1.1 billion at September 30, 1996, a 36% increase from the same date of the previous year. Total loans were $522 million, up 72%, and total deposits amounted to $886 million, a 27% increase. Equity capital totalled $101 million, an increase of 29%. Book value was $19.61 at September 30, 1996. The increase in each of the balance sheet categories was the result of the acquisition of Financial Security Corp. which was completed on September 30. In addition to cash paid totalling $20.1 million, approximately 856,000 shares of Pinnacle common stock were issued to shareholders of Financial Security to consummate the acquisition.

    Non-performing assets totalled $12,689,000 at September 30, 1996. The total included $5,710,000 of non-performing assets acquired in the Financial Security transaction. Without the acquisition, non-performing assets declined $1,320,000, or 16% from the level at December 31, 1995. Net recoveries of $76,000 were recorded during the first nine months of 1996. Non-performing assets at September 30, 1996 were 2.42% of total loans plus other real estate owned, and amounted to 1.16% of total assets.

    Pinnacle common shares commenced trading on the NASDAQ National Market System on October 1. Pinnacle shares were previously traded on the Small Cap Market.

    At the Board of Directors' meeting on October 15, 1996, the Board declared a dividend of $0.31 per share payable on November 7 to shareholders of record as of October 28.

                                            Sincerely,

                                                      [SIG]

                                            John J. Gleason, Jr.
                                            Vice Chairman and
                                            Chief Executive Officer

--------------------------------------------------------------------------------

CONSOLIDATED BALANCE SHEETS
PINNACLE BANC GROUP, INC. AND SUBSIDIARIES

--------------------------------------------------------------------------------

                                                            SEPTEMBER 30      DECEMBER 31      SEPTEMBER 30
      (UNAUDITED; IN THOUSANDS EXCEPT SHARE DATA)               1996             1995              1995
                                                          ----------------  ---------------  ----------------

ASSETS:
    Cash and due from banks.............................   $       25,237    $      27,273     $     20,709
    Federal funds sold..................................                0           14,100            7,000
    Interest-bearing deposits...........................           34,665            2,726            3,191
    Securities -- Available for sale....................          447,781          426,929          429,457
    Loans...............................................          522,408          309,600          304,093
    Less: Allowance for loan losses.....................           (8,893)          (6,023)          (6,522)
                                                          ----------------  ---------------  ----------------
          NET LOANS.....................................          513,515          303,577          297,571
    Premises and equipment..............................           18,025           15,565           16,115
    Goodwill and other intangibles......................           26,299           19,177           19,649
    Other assets........................................           29,838            9,350           12,117
                                                          ----------------  ---------------  ----------------
          TOTAL.........................................   $    1,095,360    $     818,697     $    805,809
                                                          ----------------  ---------------  ----------------
                                                          ----------------  ---------------  ----------------
LIABILITIES:
    Demand deposits:
        Noninterest-bearing.............................   $       96,881    $      96,714     $     89,808
        Interest-bearing................................           89,275           89,230           82,385
    Savings deposits....................................          302,413          257,794          263,640
    Other time deposits.................................          397,612          269,066          261,227
                                                          ----------------  ---------------  ----------------
          TOTAL DEPOSITS................................          886,181          712,804          697,060
    Short-term borrowings...............................           45,950                0                0
    Notes payable.......................................           26,050           20,600           22,400
    Other liabilities...................................           35,997            6,332            7,962
                                                          ----------------  ---------------  ----------------
          TOTAL LIABILITIES.............................          994,178          739,736          727,422
                                                          ----------------  ---------------  ----------------
STOCKHOLDERS' EQUITY:
    Common stock, $4.69 par value.......................           24,186           20,505           20,586
      20,000,000 shares authorized;
       shares issued and outstanding:
           9/30/96: 5,159,658
          12/31/95: 4,374,469
           9/30/95: 4,391,724
    Additional paid-in capital..........................           37,979           17,898           17,873
    Retained earnings...................................           33,499           33,506           32,855
    Unrealized gains (losses) in securities
     available-for-sale.................................            5,518            7,052            7,073
                                                          ----------------  ---------------  ----------------
          TOTAL STOCKHOLDERS' EQUITY....................          101,182           78,961           78,387
                                                          ----------------  ---------------  ----------------
          TOTAL.........................................   $    1,095,360    $     818,697     $    805,809
                                                          ----------------  ---------------  ----------------
                                                          ----------------  ---------------  ----------------

--------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF INCOME
PINNACLE BANC GROUP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------

                                                           FOR THE THREE MONTHS  FOR THE NINE MONTHS
                                                            ENDED SEPTEMBER 30    ENDED SEPTEMBER 30
                (UNAUDITED; IN THOUSANDS                   --------------------  --------------------
                   EXCEPT SHARE DATA)                        1996       1995       1996       1995
                                                           ---------  ---------  ---------  ---------
INTEREST INCOME:
    Loans................................................  $   7,066  $   6,510  $  20,424  $  19,796
    Securities...........................................      6,407      6,245     18,318     19,811
    Interest-bearing deposits and Federal funds sold.....         29        217        182        752
                                                           ---------  ---------  ---------  ---------
        INTEREST INCOME..................................     13,502     12,972     38,924     40,359
INTEREST EXPENSE:
    Deposits.............................................      6,207      6,074     18,310     17,539
    Short-term borrowings................................        266          1        375         38
    Notes payable........................................        469        400      1,251      1,528
                                                           ---------  ---------  ---------  ---------
          INTEREST EXPENSE...............................      6,942      6,475     19,936     19,105
                                                           ---------  ---------  ---------  ---------
NET INTEREST INCOME......................................      6,560      6,497     18,988     21,254
    Provision for loan losses............................          0         75          0        225
                                                           ---------  ---------  ---------  ---------
          NET INTEREST INCOME AFTER PROVISION FOR LOAN
           LOSSES........................................      6,560      6,422     18,988     21,029
OTHER INCOME:
    Banking services and other...........................      1,190      1,141      3,579      3,691
    Trust services.......................................        531        545      1,649      1,569
    Net securities gains (losses)........................         (1)       183        132      4,448
                                                           ---------  ---------  ---------  ---------
          OTHER INCOME...................................      1,720      1,869      5,360      9,708
OTHER EXPENSE:
    Employee compensation and benefits...................      3,001      2,945      9,033      8,849
    Occupancy............................................        713        632      2,061      2,274
    Other expenses.......................................      2,989      1,962      7,197      7,091
                                                           ---------  ---------  ---------  ---------
          OTHER EXPENSE..................................      6,703      5,539     18,291     18,214

INCOME BEFORE INCOME TAXES...............................      1,577      2,752      6,057     12,523
    Provision for income taxes...........................        392        729      1,078      2,438
                                                           ---------  ---------  ---------  ---------
          NET INCOME.....................................  $   1,185  $   2,023  $   4,979  $  10,085
                                                           ---------  ---------  ---------  ---------
                                                           ---------  ---------  ---------  ---------
WEIGHTED AVERAGE NUMBER OF COMMON AND COMMON EQUIVALENT
  SHARES OUTSTANDING.....................................      4,324      4,410      4,349      4,425

EARNINGS PER SHARE.......................................  $    0.27  $    0.46  $    1.14  $    2.28

--------------------------------------------------------------------------------

CORPORATE INFORMATION
-------------------------------------------
                                     -------------------------------------------

                             CORPORATE HEADQUARTERS
                           2215 York Road, Suite 208
                           Oak Brook, Illinois 60521
                                 (630) 574-3550

                                SUBSIDIARY BANKS
                                                                          [LOGO]
                                 Pinnacle Bank
                        CICERO, BERWYN, NORTH RIVERSIDE,
                             LAGRANGE PARK, HARVEY,
                               OAK PARK, WESTMONT

                        Pinnacle Bank of the Quad-Cities
                           SILVIS, GREEN ROCK-COLONA

                             Pinnacle Bank, F.S.B.
                                BATAVIA, ELBURN

                          Security Federal Savings and
                                Loan Association
                                 CHICAGO, NILES

                                  COMMON STOCK

                        Common stock is traded on NASDAQ
                          National Market System with
                            the ticker symbol "PINN"
                       and listed with the abbreviations
                           "PinBG" and "PinnaclBcGp"

                            PRINCIPAL MARKET MAKERS

                            The Chicago Corporation
                         Howe Barnes Investments, Inc.
                             Chicago Capital, Inc.
                          Herzog, Heine, Gedald, Inc.

                                     [LOGO]

                                     [LOGO]

                              THIRD QUARTER REPORT
                               SEPTEMBER 30, 1996

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                                     -------------------------------------------